                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                                 (Rule 14a-101)


                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[X]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Under Rule14a-12

                          GENERAL DYNAMICS CORPORATION
----------------------------------------------------------------------------------------------------------------


                (Name of Registrant as Specified In Its Charter)
----------------------------------------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        1)     Title of each class of securities to which transaction applies:
----------------------------------------------------------------------------------------------------------------
        2)     Aggregate number of securities to which transaction applies:
----------------------------------------------------------------------------------------------------------------
        3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
----------------------------------------------------------------------------------------------------------------
        4)     Proposed maximum aggregate value of transaction:
----------------------------------------------------------------------------------------------------------------
        5)     Total fee paid:
----------------------------------------------------------------------------------------------------------------
[ ]     Fee paid previously with preliminary materials.
[ ]     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
        1)     Amount Previously Paid:
----------------------------------------------------------------------------------------------------------------
        2)     Form, Schedule or Registration Statement No.:
----------------------------------------------------------------------------------------------------------------
        3)     Filing Party:
----------------------------------------------------------------------------------------------------------------
        4)     Date Filed:
----------------------------------------------------------------------------------------------------------------


                             [GENERAL DYNAMICS LOGO]







                                    NOTICE OF
                                 ANNUAL MEETING
                                       AND
                                 PROXY STATEMENT
                                      2002









                             www.generaldynamics.com

[GENERAL DYNAMICS LOGO]




Date:  March __, 2002

Dear Shareholder:

You are cordially invited to our 2002 Annual Meeting of Shareholders to be held at the Fairview Park Marriott, 3111 Fairview Park Drive, Falls Church, Virginia, on Wednesday, May 1, 2002, beginning at 9:00 a.m. local time. The principal items of business at the meeting will be the election of directors and the approval of an amendment to the General Dynamics' charter to increase the number of authorized shares of common stock. In addition, shareholders may bring matters before the meeting, as described in the accompanying Proxy Statement. Enclosed with the Proxy Statement are your proxy card and General Dynamics' 2001 Annual Report.

Your vote is important. Please carefully consider the matters to be presented. We encourage you to complete and sign the accompanying proxy card and return it to us promptly in the envelope provided, or to use the telephone or internet voting systems, to ensure that your shares are represented at the meeting. Kindly indicate if you plan to attend the meeting so that we can send you an admission card.


                                      Sincerely yours,

                                      /s/ Nicholas D. Chabraja

                                      Nicholas D. Chabraja
                                      Chairman of the Board of Directors and
                                         Chief Executive Officer

3190 Fairview Park Drive
Falls Church, VA 22042-4523
Tel 703 876 3000
Fax 703 876 3125

                             [GENERAL DYNAMICS LOGO]



         NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 1, 2002

The Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation (the "Company"), will be held at the Fairview Park Marriott, 3111 Fairview Park Drive, Falls Church, Virginia, on May 1, 2002, beginning at 9:00 a.m. local time, for the following purposes:

   1.   To elect nine directors to hold office for one year;

   2. To consider and vote on a proposal to amend the Certificate of Incorporation of the Company to increase the number of authorized shares of the Company's common stock;

   3. To consider and act upon the shareholder proposal appearing under the caption "Shareholder Proposal - Weaponization of Space" in the accompanying Proxy Statement, if it is properly presented at the meeting; and

   4. To transact all other business that may properly come before the meeting or any adjournment thereof.

We are enclosing a copy of the Company's 2001 Annual Report with this Notice and Proxy Statement.

The Board of Directors has fixed the close of business on March 7, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders. It is important that your shares be represented and voted at the meeting. Please complete, sign and return your proxy card at your earliest convenience, or use our telephone or internet voting systems.

                                             By Order of the Board of Directors,

                                             /s/ David A. Savner

Falls Church, Virginia, March __, 2002       David A. Savner, Secretary

                             [GENERAL DYNAMICS LOGO]
                                 PROXY STATEMENT
                                                                  March __, 2002

The Board of Directors of GENERAL DYNAMICS CORPORATION, a Delaware corporation (the "Company"), is soliciting your proxy (the "Proxy") for use at the Annual Meeting of Shareholders to begin at 9:00 a.m. on May 1, 2002, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders, and the Proxy card are being forwarded to holders of the Company's common stock, par value $1.00 per share (the "Common Stock"), on or about March __, 2002.

                                TABLE OF CONTENTS

        Proposals Submitted for Vote.............................................................

        Questions and Answers Regarding Voting...................................................

        Re-Election of the Board of Directors of the Company (Proposal 1)........................
               Biographical Information..........................................................
               Board Committees..................................................................
               2001 Board Meetings...............................................................
               Director Compensation.............................................................
               Transactions Involving Directors and the Company..................................

        Audit and Corporate Responsibility Committee Report......................................

        Audit and Non-Audit Fees.................................................................

        Compensation Committee Report on Executive Compensation..................................

        Executive Compensation...................................................................
               Principal Executive Officers of the Company.......................................
               Summary Compensation.............................................................
               Stock Awards - The Incentive Compensation Plan....................................
               Retirement Plans..................................................................
               Employment Agreements and Other Arrangements......................................

        Security Ownership of Management.........................................................

        Security Ownership of Certain Beneficial Owners..........................................

        Certain Transactions.....................................................................

        Amendment of the Certificate of Incorporation to Increase the Number of
           Authorized Shares of Common Stock (Proposal 2)........................................

        Shareholder Proposal - Weaponization of Space (Proposal 3)...............................


        Other Information........................................................................
               Additional Shareholder Matters....................................................
               Section 16(a) Beneficial Ownership Reporting Compliance...........................
               Shareholder Proposals for 2003 Annual Meeting of Shareholders.....................
               Incorporation by Reference; Annual Report on Form 10-K............................
               Delivery of Documents to Shareholders Sharing an Address..........................

        Appendix A...............................................................................

        Appendix B...............................................................................

PROPOSALS SUBMITTED FOR VOTE

PROPOSAL 1:    RE-ELECTION OF DIRECTORS

NOMINEES. At the Annual Meeting, you will elect nine individuals to the Board of Directors. Each director will hold office until the next annual meeting and until his respective successor is elected and qualified or until his earlier resignation or removal. Nominees for re-election this year are Nicholas D. Chabraja, James S. Crown, Lester Crown, Charles H. Goodman, George A. Joulwan, Paul G. Kaminski, James R. Mellor, Carl E. Mundy, Jr. and Carlisle A. H. Trost. For biographical information about each director see "Board of Directors of the Company -- Biographical Information."

FAILURE TO SERVE. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, the Company will vote your Proxy for the remainder of those nominated for director (except as otherwise indicated in your Proxy) and for any replacement nominee designated by the Nominating Committee of the Board of Directors.

VOTE REQUIRED. You may vote for or withhold your vote from the director nominees. Assuming a quorum is present, the director nominees receiving a plurality of the votes cast at the Annual Meeting (in person or by proxy) and entitled to vote will be elected as directors.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.


PROPOSAL 2:    AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE
NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

AMENDMENT OF CHARTER. The Board of Directors has recommended an amendment to the Certificate of Incorporation of the Company. The Company is asking the shareholders to approve an amendment of the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 300,000,000 shares to 500,000,000 shares.

VOTE REQUIRED. You may vote for, vote against, or abstain from voting on this matter. Assuming a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the proposal to amend the Company's charter to increase the number of authorized shares of Common Stock to 500,000,000 from the currently authorized 300,000,000 shares.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.


PROPOSAL 3:    SHAREHOLDER PROPOSAL ON WEAPONIZATION OF SPACE

PROPOSAL AND PROPONENTS. The Company has been advised by representatives of the Loretto Literary & Benevolent Institution, owners of 200 shares of Common Stock, and representatives of the United States Province of Missionary Oblates of Mary Immaculate, owners of 11,050 shares of Common Stock, that they intend to present to the Annual Meeting a proposal regarding the Company's involvement in space-based weaponization. See "Shareholder Proposal - Weaponization of Space" for the full text of the proposal and the Company's response.

VOTE REQUIRED. You may vote for, vote against, or abstain from voting on this matter. Assuming a quorum is present, the proponents will need the affirmative vote of the holders of the majority of the shares of Common Stock present at the Annual Meeting (in person or by proxy) and entitled to vote in order to pass the shareholder proposal.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE SHAREHOLDER PROPOSAL.

                     QUESTIONS AND ANSWERS REGARDING VOTING

WHO MAY VOTE AT THE ANNUAL MEETING? If you are a shareholder of Common Stock on the Record Date (as defined below), you will have one vote for each share of Common Stock that you hold on each matter that is presented for action at the Annual Meeting. If you have Common Stock that is registered in the name of a broker, your broker will forward your proxy materials and will vote your shares as you indicate. You may receive more than one Proxy card if your shares are registered in different names or are held in more than one account.

WHAT IS THE RECORD DATE? Your Board of Directors has selected the close of business on March 7, 2002, as the record date (the "Record Date") for determining the shareholders of record who are entitled to vote at the Annual Meeting. This means that all shareholders of record at the close of business on March 7, 2002, may vote their shares of Common Stock at the Annual Meeting. On the Record Date, the Company had issued and outstanding ___________ shares of its Common Stock.

WHAT CONSTITUTES A QUORUM? The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the Record Date is considered a quorum for the transaction of business. If you submit a properly completed Proxy or if you appear at the Annual Meeting to vote in person, your shares of Common Stock will be considered present. Directions to withhold authority to vote for any director, abstentions and broker non-votes will be counted as present to determine if a quorum for the transaction of business is present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned.

ON WHAT WILL I BE VOTING? You will be asked to vote on the three matters identified under the heading "Proposals Submitted for Vote." By execution of the Proxy card, or submission of your Proxy via the telephone or internet, you will also grant to Nicholas D. Chabraja, Michael J. Mancuso and David A. Savner discretionary authority to vote your shares on any other proposals that may properly come before the Annual Meeting.

HOW DO I VOTE? Sign and date each Proxy card you receive and return it in the prepaid envelope or follow the enclosed instructions for telephonic or internet voting. The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures allow shareholders to submit their Proxies to vote their shares and to confirm that their instructions have been properly recorded.

CAN I REVOKE MY PROXY? You have the right to revoke your Proxy at any time before it is voted at the Annual Meeting, if you wish. In order to revoke the Proxy, you may give written notice of such revocation to the Secretary of the Company, deliver a subsequent duly executed proxy to the Company in the same manner in which you voted in the first instance, or vote in person at the Annual Meeting. Notice of revocation or a subsequent proxy must be received by the Secretary of the Company before the vote at the Annual Meeting.

HOW WILL MY SHARES BE VOTED? All properly completed and unrevoked Proxies that are received prior to the close of voting at the Annual Meeting will be voted in accordance with the specifications made. If a properly executed, unrevoked written Proxy card does not specifically direct the voting of shares covered, the Proxy will be voted:

   (i) FOR the election of all nominees for election as directors described in this Proxy Statement;
   (ii) FOR the amendment of the Company's charter to increase the number of authorized shares of Common Stock;
   (iii) AGAINST the shareholder proposal described in this Proxy
         Statement; and
   (iv) in accordance with the judgment of the persons named in the Proxy as to such other matters as may properly come before the Annual Meeting.

If you hold shares through a broker and do not give specific voting instructions to the broker on how you wish to vote on proposals 1 and 2 described in this Proxy Statement, then the broker may vote your shares at the broker's discretion. However, if you do not give specific voting instructions to the broker on how you wish to vote on proposal 3 described in this Proxy
Statement, then a "broker non-vote" will result.

WHAT IS A BROKER NON-VOTE? Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders in accordance with the nominee's instructions. If that happens, nominees may vote those shares only on matters considered "routine" by the New York Stock Exchange, such as the election of directors addressed by proposal 1 and the proposed amendment to the Company's charter addressed in proposal 2 in this Proxy Statement. On non-routine matters, such as the shareholder proposal described in proposal 3 in this Proxy Statement, nominees do not have discretion to vote the shares. If a nominee fails to exercise its discretion, or does not have discretion, to vote the shares a "broker non-vote" occurs.

HOW WILL WITHHOLDING AUTHORITY, ABSTENTIONS AND "BROKER NON-VOTES" AFFECT VOTING RESULTS? With respect to proposal 1 (the re-election of directors), the director nominees receiving a plurality of the votes cast at the Annual Meeting (in person or by proxy) will be elected as directors. As a result, if you withhold your authority to vote, or there is a broker non-vote, for any nominee, your vote and any broker non-vote will not count for or against the nominee. Approval of proposal 2 requires the approval of the holders of a majority of the shares of outstanding Common Stock. Approval of proposal 3 requires an affirmative vote of the majority of shareholders present (whether by proxy or in person), thus, in either case, an abstention or a broker non-vote will have the effect of a vote against the proposal being considered.

WHAT IF I AM A BENEFICIAL HOLDER RATHER THAN A HOLDER OF RECORD? If you hold your shares through a broker, bank or other nominee you will receive separate instructions from the nominee describing how to vote your shares.

HOW WILL THE VOTES BE COUNTED? The shares are counted as indicated in the Proxies, or ballots in the case of shareholders who vote at the Annual Meeting. Representatives of IVS Associates, Inc. will tabulate the vote at the Annual Meeting.

WHO IS SOLICITING MY PROXY? The Board of Directors of the Company is soliciting your Proxy. Proxies from all of the shareholders of the Company are being solicited by mail, telephone, telegraph, or in person, by directors, officers, and other employees of the Company. In addition, Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York, is soliciting brokerage firms, dealers, banks, voting trustees, and their nominees.

DOES THE COMPANY PAY ANYONE TO SOLICIT PROXIES? The Company will pay Innisfree $15,000 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, their nominees and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the Common Stock. Directors, officers and other employees who participate in soliciting proxies will not receive any compensation from the Company for doing so, other than their usual compensation.

WHO MAY ATTEND THE ANNUAL MEETING? All holders of shares of Common Stock on the Record Date may attend the Annual Meeting. Please mark the appropriate box on your Proxy card (if you use the telephone or internet voting system, indicate your plans when prompted) to request an admission card.

                     RE-ELECTION OF THE BOARD OF DIRECTORS OF THE COMPANY
                                  (PROPOSAL 1)

BIOGRAPHICAL INFORMATION

Below are the members of the Board of Directors of the Company standing for re-election at the Annual Meeting.

       [PHOTO]                NICHOLAS D. CHABRAJA, 59, Director since 1994.
                                  Chairman and Chief Executive Officer since
                                  June 1, 1997. Vice Chairman of the Company
                                  from December 1996 to May 1997. Executive Vice
                                  President from 1994 to December 1996. Senior
                                  Vice President and General Counsel from 1993
                                  to 1994. Director of Ceridian Corporation.




       [PHOTO]                JAMES S. CROWN, 48, Director since 1987.
                                  General Partner since 1985 of Henry Crown and Company (Not
                                  Incorporated) (diversified investments). Director of Bank
                                  One Corporation and Sara Lee Corporation.





       [PHOTO]                LESTER CROWN, 76, Director since 1974.
                                  President of Henry Crown and Company (diversified
                                  investments) since 1973.  Director of Maytag Corporation.







       [PHOTO]               CHARLES H. GOODMAN, 68, Director since 1991.
                                  Vice President since 1973 of Henry Crown and Company
                                  (diversified investments). Director of Alltel Corporation.

       [PHOTO]                GEORGE A. JOULWAN, 61, Director since 1998.
                                  Retired General, U.S. Army.  Supreme Allied Commander,
                                  Europe, from 1993 to 1997.  Commander-in-Chief, Southern
                                  Command from 1992 to 1993.  President, One Team, Inc.
                                  (consulting) from 1999 to present.  Olin Professor,
                                  National Security, U.S. Military Academy at West Point from
                                  1998 to 2000.  Senior Advisor, Global USA Inc. (consulting)
                                  from January 1998 to October 1998.


       [PHOTO]                PAUL G. KAMINSKI, 59, Director since 1997.
                                  Under Secretary of U.S. Department of Defense for
                                  Acquisition and Technology from 1994 to 1997.  Chairman and
                                  Chief Executive Officer of Technovation, Inc. (consulting)
                                  since 1997.  Senior Partner, Global Technology Partners,
                                  LLC (investment banking) since 1998. Director of Anteon
                                  International Corporation, DynCorp, Condor Systems, Inc.,
                                  Eagle-Picher Industries, Inc. and RAND.


       [PHOTO]                JAMESR. MELLOR, 71, Director since 1981. Chairman
                                  and Chief Executive Officer of the Company
                                  from 1994 to June 1997. President and Chief
                                  Executive Officer of the Company from 1993 to
                                  1994. President and Chief Operating Officer of
                                  the Company from 1991 to 1993. Director and
                                  Chairman of the Board of USEC Inc. (global
                                  energy). Director of AmerisourceBergen
                                  Corporation, Computer Sciences Corporation and
                                  Net2Phone Inc.



       [PHOTO]                CARL E. MUNDY, JR., 66, Director since 1998.
                                  Commandant of the U.S. Marine Corps from 1991 to 1995.
                                  President and Chief Executive Officer of the World USO from
                                  May 1996 to March 2000.  Director of Schering-Plough
                                  Corporation. Director or trustee of six investment
                                  companies in the Nations Funds mutual fund complex.
                                  Chairman of Marine Corps University Foundation.



       [PHOTO]                CARLISLE A. H. TROST, 71, Director since 1994.
                                  Chief of Naval Operations, U.S. Navy, from 1986 to 1990.
                                  Director of FirstEnergy Corporation and Precision
                                  Components Corporation.

The Company's By-Laws specify that if a former Chief Executive Officer of the Company is to serve on the Board of Directors for more than one year following retirement, the reason for continuing as a member of the Board must be stated in the Proxy Statement. James Mellor, Chief Executive Officer of the Company from 1993 to June 1997, has served as a director since his retirement and is standing for re-election for an additional year. The Board believes Mr. Mellor continues to provide valuable service in his role as a director.

It is the Company's general policy, as reflected in its By-Laws, not to nominate individuals for election to its Board of Directors who have reached the age of
75. In accordance with this policy, Julius W. Becton, Jr., a director of the Company since 1997, will serve on the Board until the Annual Meeting, but will not stand for re-election. However, the Nominating Committee recommended and the Board has unanimously requested that Lester Crown stand for re-election. The Board took this action in recognition of the Crown family's significant ownership interest in the Company and the continued valuable counsel Lester Crown provides to the Board. Lester Crown has agreed to serve as a director, if elected by the shareholders, but has elected not to serve as the chairman of any of the committees of the Board. Lester Crown is the father of James S. Crown and the cousin by marriage of Charles H. Goodman.

The Company's By-Laws specify that the number of directors will be not less than five nor more than fifteen, as shall be fixed from time to time by the Board. The size of the Board is currently set at ten members. The Board of Directors, in connection with the Nominating Committee, may fill the vacancy in the Board caused by the retirement of Mr. Becton during 2002. The director so chosen will hold office until the 2003 annual meeting of shareholders and until his or her respective successor is elected and qualified or until his or her earlier resignation or removal.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.


BOARD COMMITTEES

The Board of Directors has five standing committees, which are described below.

AUDIT AND CORPORATE RESPONSIBILITY COMMITTEE. The committee advises the Board of Directors on the scope of the annual audit by the independent public accountants for the Company, the Company's internal audit program, and miscellaneous auditing matters. The committee monitors audit fees and expenses, including fees incurred for non-audit services. In addition to its audit responsibilities, the committee also monitors the policies, practices, and programs of the Company in relations with its vendors, customers, employees, shareholders, and the communities in which the operations of the Company are located. The Audit and Corporate Responsibility Committee held seven meetings during 2001. On March 14, 2002, the Board of Directors amended the charter for the Audit and Corporate Responsibility Committee, a copy of which is attached hereto as Appendix A.

BENEFIT PLANS AND INVESTMENT COMMITTEE. The committee reviews and monitors the investment and safekeeping of the assets of all trusts established in connection with employee benefit plans of the Company and its subsidiaries. The Benefit Plans and Investment Committee held four meetings in 2001.

COMPENSATION COMMITTEE. The committee establishes and monitors overall compensation programs and policies for the Company. The committee monitors the selection and performance, as well as reviews and approves the compensation, of key executives. The Compensation Committee held five meetings in 2001.

INTERNATIONAL AND GOVERNMENT AFFAIRS COMMITTEE. The committee reviews the strategy and conduct of international activities for the Company with respect to both the operation of foreign subsidiaries and the sale for export of domestic products. The International and Government Affairs Committee held two meetings in 2001.

NOMINATING COMMITTEE. The committee recommends the director nominees proposed for election at the annual meeting of shareholders or to fill vacancies between annual meetings. The Nominating Committee held one meeting in 2001. The Nominating Committee will consider qualified nominees recommended by shareholders. If you want to recommend a person whom you consider qualified to serve on the Board of Directors of the Company, you may give notice to the Secretary of the Company in accordance with the requirements described in "Shareholder Proposals for 2003 Annual Meeting of Shareholders."

COMMITTEE MEMBERS. The year 2001 committee members for each of the five standing committees are set forth below, with the Chairman listed first:

      AUDIT AND              BENEFIT PLANS                             INTERNATIONAL AND
CORPORATE RESPONSIBILITY     AND INVESTMENT       COMPENSATION         GOVERNMENT AFFAIRS       NOMINATING
------------------------   ------------------   ----------------       ------------------     -------------
Julius W. Becton, Jr.      Charles H. Goodman    Carlisle A. H. Trost  George A. Joulwan      James S. Crown
Lester Crown               Julius W. Becton, Jr. James S. Crown        Lester Crown           Julius W. Becton, Jr.
James R. Mellor            Paul G. Kaminski      Charles H. Goodman    James R. Mellor        Paul G. Kaminski
Carlisle A. H. Trost       Carl E. Mundy, Jr.    George A. Joulwan     Carl E. Mundy, Jr.     Carl E. Mundy, Jr.

2001 BOARD MEETINGS

During 2001, the Board of Directors of the Company held a total of eight meetings. In 2001, each incumbent director attended one hundred percent (100%) of the meetings of the Board and of the Board committees on which he served.

DIRECTOR COMPENSATION

The Company pays each director an annual retainer of $40,000, payable quarterly. Each director has the option of receiving all or part of the retainer in the form of Common Stock of the Company. Each director also receives an annual equity award of options to purchase Common Stock and shares of performance restricted Common Stock. The annual equity award is made in March of each year, and for 2001 was calculated to have a value of approximately $35,000 on the date of award. Commencing in 2002, this award will be increased to have a value of approximately $60,000 on the date of award. This award is allocated between non-qualified options and performance restricted stock in the same ratio as options and performance restricted stock are allocated to participants in the Company's Incentive Compensation Plan. The performance feature of the restricted stock award is more fully described under "Executive Compensation - Stock Awards
- The Incentive Compensation Plan."

Chairmen of Board committees receive an annual retainer of $5,000, which is paid quarterly. The Company also pays a fee of $2,000 to each director for attendance at each meeting of the Board of Directors, and a fee of $1,500 for attendance at each meeting of any committee of the Board of Directors on which the director serves. Each director is also compensated at the rate of $2,000 a day for attending strategic or financial planning conferences sponsored by the Company.

TRANSACTIONS INVOLVING DIRECTORS AND THE COMPANY

In 1994, while Chairman and Chief Executive Officer of the Company, Mr. Mellor and the Company agreed that he would forego certain benefits under the Supplemental Executive Retirement Plan and the Supplemental Savings and Stock Investment Plan. In exchange for giving up these benefits, the Company agreed, under a split-dollar life insurance agreement, to pay an insurer an annual premium of $535,806 for ten years. At the end of fifteen years, or upon his death, if earlier, the total of the premiums, without interest or earnings, will be returned to the Company. Upon his retirement from the Company in 1997, Mr. Mellor began receiving an annual supplemental retirement benefit of $111,166, which payment will continue to be paid to his spouse after his death. This payment is in addition to Mr. Mellor's annual retirement plan benefit of $64,479, which will also continue to be paid to his spouse after his death.

In 1997, the Company entered into a consulting agreement with Technovation, Inc. ("Technovation"), the principal of which is Paul G. Kaminski (the "Technovation Agreement"). The Company has agreed to compensate Technovation for consulting services requested by the Company from time to time, including, among other matters, considering acquisitions or divestitures, restructuring or reengineering initiatives, developing technology strategy, and structuring international programs. Pursuant to the Technovation Agreement, the Company pays Technovation an annual fee of $200,000 for up to 40 business days of services to be provided by Mr. Kaminski. The services provided by and compensation paid to Technovation pursuant to the Technovation Agreement are in addition to the services Mr. Kaminski provides and the compensation he receives as a member of the Board of Directors of the Company.

The Ojai Valley Inn and Spa, in which Lester Crown has a 50 percent interest, was the location of the February 2002 meeting of the Board of Directors. The Company paid approximately $70,000 for lodging, food and related services, which represents the market rate for such services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Messrs. James S. Crown and Charles H. Goodman (members of the Compensation Committee) and Lester Crown, and/or members of the immediate families of Messrs. James S. Crown, Lester Crown, and Charles H. Goodman, have indirect interests in certain entities with which the Company has contractual arrangements, none of which arrangements are deemed to be material to the Company. These arrangements are described below.

Freeman United Coal Mining Company, an indirect subsidiary of the Company, paid royalties under leases of coal lands to certain trusts (the class of potential beneficiaries of which includes James S. Crown and his immediate family and the immediate families of Lester Crown and Charles H. Goodman.) This arrangement was established in 1959, prior to the Company's acquisition of Freeman United Coal Mining Company and the Crown family acquiring an equity ownership interest in the Company and prior to Lester Crown, James S. Crown, and Charles H. Goodman holding positions on the Board of Directors. For 2001, these royalty payments totaled $830,691.

Crown Golf Properties, L.P. ("Crown Golf"), provides golf course management services to the Company. The Company paid $139,352 during 2001 for these services. The Company believes the fees paid to Crown Golf are at or below the market rate for such services.

Exchange Building Corporation leases from an unrelated third party certain property, part of which it provides to Material Service Corporation as a site for barge transportation activity. Material Service Corporation is a subsidiary of the Company. Under a 1987 agreement, expiring in 2003, Exchange Building Corporation charges Material Service Corporation an amount approximately equal to Exchange Building's lease cost for such property. This arrangement enables Material Service Corporation to enjoy the benefit of lease rates in place since 1967. Material Service Corporation paid $148,659 in 2001.

The following Audit and Corporate Responsibility Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

               AUDIT AND CORPORATE RESPONSIBILITY COMMITTEE REPORT

The Audit and Corporate Responsibility Committee of the Board (the "Committee") has furnished the following report.

The Committee is composed of four board members who are not employees of the Company. The current members of the Committee are Julius W. Becton, Jr. (Chairman), Lester Crown, James R. Mellor and Carlisle A. H. Trost. All members of the Committee are "independent" as defined by the New York Stock Exchange's listing standards.

The Committee has reviewed and discussed with management and Arthur Andersen LLP, the Company's independent public accountants, the Company's audited financial statements as of and for the year ended December 31, 2001. Management is responsible for the Company's financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent public accountants are responsible for auditing those financial statements and for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Committee has discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. In addition, the Committee has received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with Arthur Andersen its independence and the compatibility of non-audit services with maintaining Arthur Andersen's independence.

The Securities and Exchange Commission adopted amendments to its rule concerning the level and nature of internal audit services provided by a public company's auditor, which amendments become effective August 5, 2002. In anticipation of these amendments becoming effective, in December 2001 the Committee appointed Ernst & Young LLP to provide the Company certain internal audit functions for the 2002 fiscal year.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

This report is submitted by the Audit and Corporate Responsibility Committee.

                                                  Julius W. Becton, Chairman
                                                  Lester Crown
                                                  James R. Mellor
March 6, 2002                                     Carlisle A. H. Trost

                            AUDIT AND NON-AUDIT FEES

The following presents fees for professional audit services rendered by Arthur Andersen for the audit of the Company's annual consolidated financial statements for 2001, and fees for other services rendered by Arthur Andersen for fiscal 2001.

Audit Fees. The aggregate fees for professional services rendered by Arthur Andersen in connection with their audit of the Company's annual consolidated financial statements and reviews of the consolidated financial statements included in the Company's quarterly reports on Forms 10-Q for the 2001 fiscal year were approximately $5.4 million.

Financial Information Systems Design and Implementation Fees. There were no professional services rendered by Arthur Andersen in the 2001 fiscal year relating to financial information systems design and implementation.

All Other Fees. The aggregate fees for all other services rendered by Arthur Andersen in the 2001 fiscal year were approximately $12.8 million. Fees related to audits and related services other than the Company's consolidated financial statement audit were $1.4 million, which included statutory audits of certain subsidiaries, benefit plan audits, acquisition opening balance sheet audits, accounting consultation, assistance with registration statements, comfort letters and consents. Other fees were $11.4 million, which included primarily tax-related services, human resources consulting and permitted internal audit outsourcing.

The Audit Committee considered whether the services rendered by Arthur Andersen, except for services rendered in connection with their audit of the Company's annual financial statements and review of the quarterly financial statements, are compatible with maintaining Arthur Andersen's independence.

Representatives of Arthur Andersen are expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following Compensation Committee Report on Executive Compensation and five-year Historical Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board (the "Compensation Committee") has furnished the following report on executive compensation.

MEMBERS OF THE COMPENSATION COMMITTEE

The Compensation Committee is composed of four board members who are not employees of the Company. The current members of the Compensation Committee are Carlisle A. H. Trost (Chairman), James S. Crown, Charles H. Goodman and George
A. Joulwan. In addition, the Compensation Committee has a subcommittee (the "Subcommittee") comprised of Messrs. Trost and Joulwan that approves all awards made to the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively with the Chief Executive Officer, the "Named Executive Officers"). The Compensation Committee supervises all compensation matters not administered by the Subcommittee.

COMPENSATION PHILOSOPHY

The Compensation Committee designed the Company's compensation program to reward individual and collective performance and to create incentives for short-term performance and for the long-term benefit of the Company's business so as to align the interests of management with the interests of the shareholders.

COMPONENTS OF THE COMPENSATION PROGRAM

The compensation program includes three components: (i) a base salary, which is payable in cash; (ii) a bonus, which is payable in cash or stock or a combination of both; and (iii) a long-term, stock-based incentive award. The Compensation Committee sets the base salary for each executive at the prevailing market rates for persons holding similar office and with similar professional experience. The Compensation Committee calculates a bonus for each executive based on individual, business unit, and Company-wide performance for the prior year, as compared to performance goals which are set at the beginning of each year. Finally, the Compensation Committee designs a long-term stock-based incentive package for each executive in order to strengthen the mutual interest of the executive and the Company's shareholders.

PERFORMANCE GOALS

Each executive officer approves performance goals for the managers reporting to him or her. Senior management, as a group, establishes Company and business unit performance goals. These performance goals are then reviewed and adjusted, if appropriate, by the Board of Directors. Designed to contribute to shareholder value, these goals include orders, revenue, net earnings, free cash flow, return on equity, and re-engineering accomplishments. For 2001, the Company met or exceeded all of its stated financial and operating goals.

BASE SALARY AND BONUS

In awarding annual compensation to executive officers, the Compensation Committee reviews the base salaries, bonuses, and long-term incentives awarded by peer companies to their executive officers. Each year, the Compensation Committee reviews compensation surveys, produced by outside consultants, which include many of the companies within the Standard & Poor's Aerospace/Defense Index. The Compensation Committee generally sets base salaries for executive officers at the 50th percentile of market as shown in the compensation surveys. The Compensation Committee's philosophy is to predicate an individual's total cash compensation on the achievement of annual performance goals. Accordingly, an executive's bonus will reflect the achievement of goals established for the individual, his or her business unit, and the Company as a whole. Where all of these goals are exceeded, an executive's bonus will be set so that the executive's aggregate cash compensation will generally be at the 75th percentile for positions at the same level at comparable companies.

LONG-TERM COMPENSATION

The Compensation Committee intends this component to focus executives on achieving increased shareholder value for the Company on a long-term basis. Long-term compensation generally consists of stock options and performance restricted stock. Long-term compensation for each of the Company's executive officers is a multiple (greater or less than one) of the executive's total base salary and bonus based on industry compensation surveys of the ratio of long-term incentives to cash compensation awarded by peer companies to their executives. In general, the ratio of long-term compensation to cash compensation for the Company's executives is in the middle range of such ratios for peer companies.

In March of 2001, the Compensation Committee granted stock options that are exercisable at $70.995 (the fair market value of the Common Stock on the date of grant). Fifty percent of these stock options become exercisable on or after March 7, 2002. The balance of these stock options become exercisable on or after March 7, 2003. These stock options have a term of five years and will expire on March 6, 2006. In March of 2001, the Compensation Committee also granted restricted stock, with a performance feature, described under "Executive Compensation - Stock Awards - The Incentive Compensation Plan." The performance period for this restricted stock will end on December 31, 2002.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

Based on the factors described above, in 2001 Mr. Chabraja received a base salary of $1,000,000 for his services as Chairman and Chief Executive Officer of the Company. In 2001, Mr. Chabraja earned a bonus of $2,050,000 based on his individual performance and the Company exceeding its financial and operating goals. The Subcommittee determined that Mr. Chabraja's 2001 base salary and bonus were appropriate in relation to the market data and the base salaries of other chief executive officers within Standard & Poor's Aerospace/Defense Industry and Fortune 500 companies of similar size.

TAX LIMITATIONS ON THE DEDUCTIBILITY OF EXECUTIVE COMPENSATION

The Internal Revenue Code of 1986, as amended, (the "Code") imposes a $1,000,000 limitation on the amount that a publicly-traded corporation may deduct for compensation paid to each of the Named Executive Officers; provided, however, "performance-based compensation" is excluded from the $1,000,000 limitation. The Incentive Compensation Plan incorporates the applicable requirements for "performance-based compensation" with respect to certain types of awards.

OTHER GOVERNMENT LIMITATIONS

The Company's compensation program is designed to increase shareholder value, but the Company must do so in a cost-effective manner for its U.S. government customers. Federal law imposes a cap on the executive compensation costs that may be charged to certain U.S. government contracts. With respect to the Company's U.S. government contracts that are covered by the cost cap, the Company only charges compensation that is in compliance with the cap.

The following performance graph compares the cumulative total shareholder return, assuming reinvestment of dividends, on the Common Stock with the cumulative total return, assuming reinvestment of dividends, of the Standard & Poor's 500 Index and the Standard & Poor's Aerospace/Defense Index (both of which include the Company) for the period indicated.


                        FIVE-YEAR HISTORICAL PERFORMANCE

                            [GENERAL DYNAMICS GRAPH]

                                  Cumulative Total Return
              ----------------------------------------------------------------
                                                                   S&P
                                                          AEROSPACE/DEFENSE
                         GENERAL DYNAMICS     S&P 500           INDEX
              ----------------------------------------------------------------
                  DEC-96           $100.00       $100.00              $100.00
              ----------------------------------------------------------------
                  DEC-97           $125.20       $133.40              $102.90
              ----------------------------------------------------------------
                  DEC-98           $173.40       $171.50               $78.90
              ----------------------------------------------------------------
                  DEC-99           $157.40       $207.60               $76.80
              ----------------------------------------------------------------
                  DEC-00           $236.80       $188.70              $121.10
              ----------------------------------------------------------------
                  DEC-01           $245.30       $166.20              $100.50
              ----------------------------------------------------------------


This report is submitted by the Compensation Committee.

                                                 Carlisle A. H. Trost, Chairman
                                                 James S. Crown
                                                 Charles H. Goodman
March 6, 2002                                    George A. Joulwan

                             EXECUTIVE COMPENSATION

PRINCIPAL EXECUTIVE OFFICERS OF THE COMPANY



        [PHOTO]                             [PHOTO]                               [PHOTO]

    NICHOLAS D. CHABRAJA             W. WILLAM BOISTURE,JR.                 KENNETH C. DAHLBERG
   Chairman and Chief             Executive Vice President and            Executive Vice President,
    Executive Officer               President of Gulfstream          Information Systems and Technology

                     [2001 COMPENSATION HEIGHLIGHTS CHART]


--------------------------------------------------------------------------------------------------------------------------------
                                N.D. Chabraja    W.W. Boisture, Jr.    K.C. Dahlberg (b)    M.J. Mancuso         D.A. Savner
--------------------------------------------------------------------------------------------------------------------------------
   -  Salary                     $1,000,000      $   425,000           $ 450,000             $  425,000         $  365,000
--------------------------------------------------------------------------------------------------------------------------------
   -  Bonus                       2,050,000          525,000             500,000                500,000            410,000
--------------------------------------------------------------------------------------------------------------------------------
   -  Restricted Stock Award
       Value                      1,860,069          383,373             408,221                383,373            298,179
--------------------------------------------------------------------------------------------------------------------------------
   -  Stock Option Potential
      Value (a)                   4,119,068          851,274             816,042                851,274            664,935
--------------------------------------------------------------------------------------------------------------------------------

The table above includes new awards of performance restricted stock and excludes performance based adjustments to prior awards.
(a) Assumes 5% annual stock price appreciations for option term. See "Option Grants in Last Fiscal Year" table on page .
(b)  See footnote (f) on page .




              [PHOTO]                                  [PHOTO]

         MICHAEL J.  MANCUSO                       DAVID A. SAVNER
         Senior Vice President         Senior Vice President and General Counsel,
       and Chief Financial Officer                   Secretary

SUMMARY COMPENSATION

The following table sets forth a summary of the aggregate compensation paid by the Company to each of the Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries for 2001, 2000, and 1999.

                           SUMMARY COMPENSATION TABLE





------------------------------------------------------------------------------------------------------

                                                                                    OTHER
NAME AND PRINCIPAL POSITION             YEAR         SALARY       BONUS (a)   ANNUAL COMPENSATION (b)
--------------------------------------- -------- ------------- ------------- -------------------------
NICHOLAS D. CHABRAJA                    2001     $1,000,000      $2,050,000         $312,243

Chairman of the Board and               2000        950,000       1,750,000          283,775
Chief Executive Officer                 1999        837,000       1,550,000          324,163
--------------------------------------- -------- ------------- ------------- -------------------------

W. WILLIAM BOISTURE, JR. (e)            2001      $ 425,000      $  525,000           $1,947

Executive Vice President and            2000        400,000         450,000               55
President of Gulfstream                 1999        166,669         325,000                0
--------------------------------------- -------- ------------- ------------- -------------------------

KENNETH C. DAHLBERG (f)                 2001      $ 450,000      $  500,000         $ 75,066

Executive Vice President,               2000
Information Systems &
Technology                              1999
--------------------------------------- -------- ------------- ------------- -------------------------

MICHAEL J. MANCUSO                      2001      $ 425,000      $  500,000         $ 22,735

Senior Vice President and               2000        400,000         450,000           13,324
Chief Financial Officer                 1999        350,000         400,000           13,967
--------------------------------------- -------- ------------- ------------- -------------------------

DAVID A. SAVNER                         2001      $ 365,000      $  410,000         $ 15,149

Senior Vice President and               2000        340,000         375,000          100,863
General Counsel, Secretary              1999        300,000         340,000          245,591
--------------------------------------- -------- ------------- ------------- -------------------------


                                              LONG-TERM COMPENSATION

                                                      AWARDS
---------------------------------------- -------------------------------- -------------------
                                                             SECURITIES
                                           RESTRICTED         UNDERLYING  ALL OTHER
NAME AND PRINCIPAL POSITION                STOCK AWARDS (c)    OPTIONS    COMPENSATION (d)
---------------------------------------  -------------------------------- -------------------
NICHOLAS D. CHABRAJA                       $  2,356,707          210,000       $  69,937

Chairman of the Board and                     2,062,386          320,000          65,422
Chief Executive Officer                       2,889,708          120,000          58,899
---------------------------------------  -------------------------------- -------------------

W. WILLIAM BOISTURE, JR. (e)               $    443,196           43,400       $  14,710

Executive Vice President and                          0           14,000           9,013
President of Gulfstream                         943,200           51,800           3,504
---------------------------------------  -------------------------------- -------------------

KENNETH C. DAHLBERG (f)                    $  2,141,468           46,000       $  19,310

Executive Vice President,
Information Systems &
Technology
---------------------------------------  -------------------------------- -------------------

MICHAEL J. MANCUSO                         $    505,238           43,400       $  30,237

Senior Vice President and                       445,095           70,000          28,087
Chief Financial Officer                         681,760           29,000          25,054
---------------------------------------  -------------------------------- -------------------

DAVID A. SAVNER                            $    392,963           33,900         $26,052

Senior Vice President and                       312,409           52,000          24,064
General Counsel, Secretary                      371,897           23,000          21,971
---------------------------------------  -------------------------------- -------------------

(a) Bonus payments are reported with respect to the fiscal year for which the related services were rendered, although the actual awards were made in the succeeding year.
(b) "Other Annual Compensation" includes the following items: (i) non-cash items provided to management, including club memberships; executive dining; financial planning services; special travel, accident, and supplementary life insurance; and the use of aircraft and automobiles owned or leased by the Company ("Perquisites"); and (ii) amounts reimbursed for payment of taxes. The amounts shown include: (A) Perquisites for Mr. Chabraja: for 2001 of $218,201, of which $170,204 relates to personal travel; for 2000 of $199,605, of which $152,690 relates to personal travel; for 1999 of $255,638, of which $129,600 relates to personal travel and $87,800 relates to club memberships; (B) Perquisites for Mr. Dahlberg for 2001 of $63,423, of which $28,495 relates to club memberships; and (C) Perquisites for Mr.
     Savner: for 2000 of $88,335, of which $45,849 relates to club memberships; for 1999 of $108,854, of which $57,500 relates to relocation.
(c) Reflects awards, as well as performance-based adjustments during the period presented to certain prior awards of restricted stock awarded pursuant to a performance formula (these shares are referred to herein as "Performance Restricted Stock") pursuant to the 1997 Incentive Compensation Plan. The dollar value of such awards is calculated by multiplying the price of the Company's unrestricted Common Stock, calculated as the average between the highest and lowest quoted selling prices, on the date of grant by the number of shares of Performance Restricted Stock awarded. As of December 31, 2001, Mr. Chabraja held a total of 158,636 shares of Performance Restricted Stock with an aggregate market value of $12,633,772; Mr. Boisture held a total of 20,582 shares of Performance Restricted Stock with an aggregate market value of $1,639,150; Mr. Dahlberg held a total of 31,771 shares of Performance Restricted Stock with an aggregate market value of $2,530,242; Mr. Mancuso held a total of 34,261 shares of Performance Restricted Stock with an aggregate market value of $2,728,546; and Mr. Savner held a total of 24,926 shares of

     Performance Restricted Stock with an aggregate market value of $1,985,017. Holders of the awards are entitled to vote the shares awarded and to receive dividends on the shares from the date of grant. The number of shares of Performance Restricted Stock awarded on March 7, 2001, remains subject to adjustment for an increase or decrease in the price of the Common Stock over the performance period ending December 31, 2002, and an additional restriction period ending December 31, 2004.
(d) "All Other Compensation" reflects (i) amounts contributed by the Company under its Savings and Stock Investment Plan and allocations to the Supplemental Savings and Stock Investment Plan, and (ii) payments by the Company for term life insurance. For 2001, 2000, and 1999, (A) the amounts contributed to the Savings and Stock Investment Plan and allocations to the Supplemental Savings and Stock Investment Plan were as follows: Mr. Chabraja - $60,308, $56,435, $50,704; Mr. Boisture - $11,322, $6,692, $318;
     Mr. Dahlberg - $16,019, $0, $0; Mr. Mancuso - $26,154, $24,308, $21,654;
     and Mr. Savner - $22,554, $20,846, $19,001; and (B) payments for term life insurance were as follows: Mr. Chabraja - $9,629, $8,987; $8,195; Mr. Boisture - $_______, $2,321, $3,186; Mr. Dahlberg - $3,291, $0, $0; Mr.
     Mancuso - $4,083, $3,779, $3,403; and Mr. Savner - $3,498, $3,218, $2,970.
(e) Mr. Boisture became an employee of the Company effective with the closing of the acquisition of Gulfstream Aerospace Corporation on July 30, 1999. The 1999 grant of stock options and performance restricted stock made to Mr. Boisture was intended to represent a two year grant for 1999 and 2000. In 2000, the Company increased the ratio of stock options to performance restricted stock as part of its grant practices and Mr. Boisture was awarded an additional grant of stock options.
(f) Mr. Dahlberg became an employee of the Company effective on March 26, 2001. Mr. Dahlberg received a grant of restricted stock on his hire date of 27,601 shares in order to compensate him for equity forfeited with his former employer.

STOCK AWARDS -- THE INCENTIVE COMPENSATION PLAN

Stock option and restricted stock grants for the Named Executive Officers are governed by the General Dynamics Corporation 1997 Incentive Compensation Plan, as amended (the "Incentive Compensation Plan").

WHAT IS THE PURPOSE OF THE INCENTIVE COMPENSATION PLAN? The purpose of the Incentive Compensation Plan is to provide the Company with an effective means of attracting, retaining, and motivating officers and key employees and to provide them with incentives to enhance the growth and profitability of the Company.

WHO ADMINISTERS THE INCENTIVE COMPENSATION PLAN? The Incentive Compensation Plan is administered by the Compensation Committee, except that the Subcommittee administers the Incentive Compensation Plan as it relates to the Named Executive Officers. The Compensation Committee or the Subcommittee, as the case may be, determines the type and amount of award given to each eligible participant. Any officer or key employee of the Company or its subsidiaries is eligible for participation. Approximately 1,850 employees hold outstanding awards under the Incentive Compensation Plan.

WHAT KIND OF AWARDS MAY BE GRANTED UNDER THE INCENTIVE COMPENSATION PLAN? Awards may be granted in cash, Common Stock, options to purchase Common Stock, restricted shares of Common Stock, or any combination of these. Terms and conditions thereof are at the discretion of the Compensation Committee (or Subcommittee).

Stock options may be granted as either incentive stock options, intended to qualify under Section 422 of the Code, or as options not qualified under Section 422 of the Code (referred to as "nonqualified stock options"). All options are issued with an exercise price at or above 100% of the fair market value of the Common Stock on the date of grant.

A grant of restricted shares pursuant to the Incentive Compensation Plan is a transfer of shares of Common Stock, for such consideration and subject to such restrictions, if any, on transfer or other incidents of ownership, for such periods of time as the Compensation Committee (or Subcommittee) may determine. Until the end of the applicable period of restriction, the restricted shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. However, during the period of restriction, the recipient of restricted shares will be entitled to vote the restricted shares and to retain cash dividends paid thereon. Awards of restricted shares may be granted pursuant to a performance formula (described below) whereby the number of shares initially granted increases or decreases based on the increase or decrease in the price of the Common Stock over a performance period.

HOW DOES THE PERFORMANCE FORMULA ON THE RESTRICTED STOCK WORK? At the end of each performance period (the end of the fiscal year after the first anniversary of the grant date), the fair market value of the Common Stock is compared to the fair market value per share on the grant date. That difference is multiplied by the number of shares of restricted stock to be earned at the end of each performance period and the resulting product is divided by the fair market value at the end of the performance period. The number of shares of Common Stock so determined is added to (in the case of a higher fair market value) or subtracted from (in the case of a lower fair market value) the number of shares of restricted stock to be earned at that time.

WHAT IS THE MAXIMUM SIZE OF THE ANNUAL AWARDS? The Incentive Compensation Plan provides that the total number of shares of Common Stock which may be granted in any one year to any of the Named Executive Officers may not exceed (i) 500,000 shares with respect to which stock options may be granted, and (ii) 100,000 shares with respect to which awards of restricted stock may be granted. The stock options and restricted stock awards to the Named Executive Officers are subject to limitations designed to permit those awards to be exempt from the deduction limitation of 162(m) of the Code. The Subcommittee may equitably adjust awards previously granted to account for special distributions and for extraordinary corporate events that impact the Company or the Company's share price or share status. The Incentive Compensation Plan allows the Subcommittee to make equitable adjustments of stock option and restricted stock awards in the event of a change of control of the Company; however, the power to make such adjustments is limited to changes permitted under Section 162(m) of the Code.

The following table sets forth the number of shares of Common Stock underlying stock options granted during 2001 to the Named Executive Officers:

                             OPTION GRANTS IN LAST FISCAL YEAR (a)

                                                                                  POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF
                                                                                       STOCK PRICE
                                                                                    APPRECIATION FOR
                                  INDIVIDUAL GRANTS                                    OPTION TERM
     ---------------------------------------------------------------------------------------------------
                                           % OF TOTAL
                              NUMBER OF     OPTIONS
                             SECURITIES    GRANTED TO
                             UNDERLYING    EMPLOYEES
                               OPTIONS     IN FISCAL     EXERCISE    EXPIRATION
     NAME                    GRANTED (b)      YEAR         PRICE        DATE         5%         10%
     ---------------------------------------------------------------------------------------------------
     Nicholas D. Chabraja      210,000         8.7%       $ 70.995      3/6/06   $4,119,068  $9,102,063
     ---------------------------------------------------------------------------------------------------
     W. William Boisture,
     Jr.                        43,400         1.8%         70.995      3/6/06      851,274   1,881,093
     ---------------------------------------------------------------------------------------------------
     Kenneth C. Dahlberg        46,000         1.9%         64.21      3/25/06      816,042   1,803,239
     ---------------------------------------------------------------------------------------------------
     Michael J. Mancuso         43,400         1.8%         70.995      3/6/06      851,274   1,881,093
     ---------------------------------------------------------------------------------------------------
     David A. Savner            33,900         1.4%         70.995      3/6/06      664,935   1,469,333
     ---------------------------------------------------------------------------------------------------

(a)  The Company did not grant any stock appreciation rights during 2001.
(b) Options granted are exercisable 50 percent on the first anniversary of the grant date and the remaining 50 percent on the second anniversary of the grant date.

The following table sets forth information with respect to option exercises during 2001 and options held at the end of 2001 by the Named Executive Officers:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES (a)

-------------------------------------------------------------------------------------------------------------
                              NUMBER OF
                               SHARES                     NUMBER OF SECURITIES
                               ACQUIRED                  UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                 ON         VALUE         OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS
 NAME                         EXERCISE    REALIZED            YEAR-END               AT FISCAL YEAR-END
                                                      -------------------------------------------------------
                                                      EXERCISABLE UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------
 Nicholas D. Chabraja               0         0         361,000      380,000      $13,566,178   $13,051,306
-------------------------------------------------------------------------------------------------------------
 W. William Boisture, Jr.           0         0          45,850 (b)   63,350 (b)      807,787       816,754
-------------------------------------------------------------------------------------------------------------
 Kenneth C. Dahlberg                0         0               0       46,000                0       709,780
-------------------------------------------------------------------------------------------------------------
 Michael J. Mancuso                 0         0         138,000 (c)   78,400        5,090,641     1,667,435
-------------------------------------------------------------------------------------------------------------
 David A. Savner                    0         0          74,000       59,900        2,296,826     1,253,017
-------------------------------------------------------------------------------------------------------------

(a)  The Company did not grant any stock appreciation rights during 2001.
(b) Includes 12,950 options issued on August 4, 1999, having a term of six years.
(c) Includes 10,000 options issued on September 20, 1993, having a term of ten years.

RETIREMENT PLANS

DO THE NAMED EXECUTIVE OFFICERS PARTICIPATE IN A PENSION PLAN? Yes. Each of the Named Executive Officers (other than Mr. Boisture) participates in a defined benefit pension plan (referred to herein as the "Corporate Retirement Plan") for officers and other eligible salaried employees of the Company and certain of its subsidiaries. Mr. Boisture participates in a defined benefit pension plan for certain eligible Gulfstream employees (the "Gulfstream Retirement Plan").

IS THERE A SUPPLEMENTAL PLAN TO ACCOUNT FOR TAX CODE LIMITS ON THE PENSION PLANS? Yes, but not with respect to Mr. Boisture's participation in the Gulfstream Retirement Plan. The amount of benefits which may be paid under the Corporate and Gulfstream Retirement Plans is limited by the Code. To the extent any benefits accrued under the Corporate Retirement Plan exceed those limitations, the excess is paid under a separate, non tax-qualified plan (the "Supplemental Executive Retirement Plan"). Benefits under the Supplemental Executive Retirement Plan are considered general unsecured obligations of the Company.

The table below sets forth projected annual benefits payable at age 65 under the Corporate Retirement Plan and the Supplemental Executive Retirement Plan, based upon earnings and years of plan participation. It has been assumed that each individual will continue as a plan participant until normal retirement date or the actual date of retirement and that annual remuneration will remain constant over this period. In addition, it has been assumed that each individual will elect to receive the benefit in the form of a single life annuity.


                         CORPORATE RETIREMENT PLAN TABLE

                            YEARS OF PLAN MEMBERSHIP

         ------------------------------------------------------------------------
              ANNUAL
           REMUNERATION          5 YEARS         10 YEARS        15 YEARS
         ------------------------------------------------------------------------
          $    700,000            46,667           93,333         140,000
               800,000            53,333          106,667         160,000
               900,000            60,000          120,000         180,000
             1,000,000            66,667          133,333         200,000
             1,500,000           100,000          200,000         300,000
             2,000,000           133,333          266,667         400,000
             2,500,000           166,667          333,333         500,000
             3,250,000           216,667          433,333         650,000
         ------------------------------------------------------------------------

As of January 1, 2002, the Named Executive Officers (other than Mr. Boisture) were credited with the following years of plan participation under the Corporate Retirement Plan and Supplemental Executive Retirement Plan: Mr. Chabraja, 9 years; Mr. Dahlberg, 1 year; Mr. Mancuso, 8 years; and Mr. Savner, 4 years.

HOW IS THE CORPORATE RETIREMENT PLAN BENEFIT DETERMINED? For the Named Executive Officers (other than Mr. Boisture), the plan provides a benefit based on final average monthly pay. Final average monthly pay takes into account salary and annual bonus, but does not include equity grants under the Incentive Compensation Plan. See the "Summary Compensation Table" under the caption "Executive Compensation -- Summary Compensation" above for the salary and bonus amounts earned by the Named Executive Officers for 2001. The benefits under the Corporate Retirement Plan are not subject to any reduction for social security or other offset amounts. The table above does not reflect a $94 per month supplement (plus an additional $94 per month for an eligible spouse) available at age 65 for certain eligible employees.

WHAT IS MR. BOISTURE'S PENSION BENEFIT? Benefits under the Gulfstream Retirement Plan are determined by a career average formula. Under the career average formula, a participant accrues a monthly pension benefit equal to one-twelfth of
2.65 percent of the participant's base pay for each plan year that does not exceed a certain annual level (referred to as the "integration level"), plus three percent of the participant's base pay for each plan year that does exceed the annual integration level. Plan benefits are not subject to reduction for social security or other offset amounts. Mr. Boisture's age 65 annual retirement benefit is estimated to be $80,282, assuming that he continues to work for the Company until age 65, and that his annual remuneration and the current integration level remain constant over this period. This retirement benefit is subject to an automatic cost-of-living adjustment each April 1 after retirement. The cost-of-living adjustment is related to the change in the Consumer Price Index for Urban Consumers for the calendar year immediately preceding each April 1, up to a maximum of three percent.

WHAT SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENTS DOES THE COMPANY HAVE WITH THE NAMED EXECUTIVE OFFICERS? The Company has entered into retirement benefit agreements with each of the Named Executive Officers (other than Mr. Dahlberg) to provide supplemental retirement benefits in excess of benefits earned under the Corporate Retirement Plan and the Supplemental Executive Retirement Plan. The Company's obligations under these agreements are subject to the same level of risk as all other general unsecured obligations of the Company. The terms of these agreements are as follows:

MR. CHABRAJA. Mr. Chabraja's agreement, dated October 12, 1996, provides that, together with benefits payable from the Corporate Retirement Plan and the Supplemental Executive Retirement Plan, Mr. Chabraja will receive a total annual retirement benefit of $506,656 if he continues employment through December 31, 2002. Payment of the supplemental retirement benefits may not start before January 1, 2003, and all such payments are subject to forfeiture in the event that Mr. Chabraja commits certain acts not in the best interests of the Company. Certain survivor benefits are payable to Mr. Chabraja's spouse if he should die prior to commencement of benefits.

MR. BOISTURE. Mr. Boisture's agreement, dated October 2, 2001, provides that if he maintains active employment through December 31, 2004, he will receive a monthly supplemental retirement benefit equal to the monthly benefit calculated under the Corporate Retirement Plan and the Supplemental Executive Retirement Plan (taking into account all service with the Company and Gulfstream Aerospace Corporation), less his monthly benefit under the Gulfstream Retirement Plan. This benefit is earned ratably over the four year period beginning January 2001. Mr. Boisture's age 65 annual supplemental retirement benefit is estimated to be $126,598 assuming that he continues to work at the Company until age 65, that his annual remuneration remains constant over this period, and that his Gulfstream Retirement Plan benefit is the amount described above. This benefit will be reduced annually in the same amount as the benefit described above will be increased due to automatic cost-of-living adjustments made each April after retirement. This benefit is payable to Mr. Boisture before December 31, 2004, if he becomes disabled or his employment is terminated without cause. The supplemental retirement benefit will be forfeited if Mr. Boisture is terminated for cause as determined by the Compensation Committee. Certain survivor benefits are payable to Mr. Boisture's spouse if he should die prior to commencement of benefits.

MR. MANCUSO. Mr. Mancuso's agreement, dated March 6, 1998, provides that Mr. Mancuso will receive upon retirement on or after October 1, 2003, an annual supplemental lifetime benefit of $100,000 in addition to his Corporate Retirement Plan and Supplemental Executive Retirement Plan benefits. If Mr. Mancuso retires earlier, the $100,000 supplemental benefit will be reduced by $20,000 for each year of early retirement. The full $100,000 annual benefit is payable to Mr. Mancuso before October 1, 2003, if his employment is terminated because he becomes disabled, his responsibilities are substantially downgraded, or his employment is terminated other than for cause. The supplemental retirement benefit will be reduced or eliminated if Mr. Mancuso commits certain acts not in the best interests of the Company. Certain survivor benefits are payable to Mr. Mancuso's spouse if he should die prior to commencement of benefits.

MR. SAVNER. Mr. Savner's agreement, dated March 4, 1998, provides him with a benefit equal to an additional five years of plan participation under the Corporate Retirement Plan and the Supplemental Executive Retirement Plan. This benefit is payable to Mr. Savner if he does not voluntarily terminate employment during his first six years of employment, or if his employment is terminated during the first six years because he becomes disabled, his responsibilities are substantially downgraded, or he is terminated by the Company without cause. The supplemental retirement benefit is subject to forfeiture in the event that Mr. Savner commits certain acts not in the best interests of the Company. Certain survivor benefits are payable to Mr. Savner's spouse if he should die prior to commencement of benefits.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

WHAT EMPLOYMENT AGREEMENTS OR TERMINATION ARRANGEMENTS DOES THE COMPANY HAVE WITH ANY OF THE NAMED EXECUTIVE OFFICERS? The Company has entered into agreements governing the employment and termination of employment of certain of its Named Executive Officers, described below.

MR. CHABRAJA. The Company entered into an employment agreement with Mr. Chabraja dated November 12, 1996, which terminates on December 31, 2002. Under the agreement, Mr. Chabraja receives a minimum annual salary of $700,000 per year and is eligible for compensation incentives and annual incentive compensation awards. If Mr. Chabraja is terminated by the Company other than for cause before December 31, 2002, the Company will pay him the amounts he would have been entitled to for the full term of the agreement, based on his base compensation on the date of termination.

MR. DAHLBERG. The Company entered into an agreement with Mr. Dahlberg dated February 13, 2001, which provides that if Mr. Dahlberg is terminated by the Company without cause within his first three years of employment, the Company will pay him his salary and benefits through the balance of that three-year period.

SEVERANCE PROTECTION AGREEMENTS. The Company has entered into a Severance Protection Agreement with each of the Named Executive Officers, each other executive officer, and certain key employees. Subject to certain exceptions, each Severance Protection Agreement provides that the executive will be entitled to certain payments and benefits if his or her employment is terminated by the Company without cause or by the executive by reason of a constructive termination in connection with or within 24 months after a "change of control" (defined to include specified stock acquisition, merger, and disposition transactions). These benefits will generally include payment of all accrued compensation, a severance payment equal to a multiple (from 1.5 to 2.99) of the executive's annual salary and bonus, continuation in welfare benefit programs from 18 to 36 months, an additional 18 to 36 months service credit for purposes of qualifying for post-retirement health and welfare benefits, payout of certain retirement benefits, and outplacement and tax and financial services. In the event any excise tax is imposed on an executive as a result of payments made under or pursuant to a Severance

Protection Agreement, the Company will make a compensatory payment to the executive to cover the tax. For each of the Named Executive Officers, the multiple is 2.99 and welfare benefits will continue for 36 months. Each Severance Protection Agreement has a two-year term and is automatically renewed for an additional year on each anniversary of the date of signing of the Severance Protection Agreement unless notice is given not to renew at least one year prior to the scheduled expiration of the term. Notwithstanding the foregoing, in the event of a change of control, the term of each Severance Protection Agreement is automatically extended for two years. If an executive has an employment or termination agreement in addition to a Severance Protection Agreement, the executive will be able to elect which governs in the event of a change of control.

                        SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of March 7, 2002, with respect to the beneficial ownership of the Company's Common Stock by (i) each director and nominee for director of the Company, (ii) each of the Named Executive Officers, and (iii) all directors and executive officers of the Company as a group. The following table also shows Common Stock equivalents held by these individuals through Company-sponsored benefits programs. Except as otherwise indicated, persons listed below have the sole voting and investment power with respect to all shares held by them, except to the extent such power may be shared with a spouse.

  --------------------------------- ----------------- ------------------ -------------------- ---------------
                                                                            COMMON STOCK
                                               COMMON STOCK                  EQUIVALENTS       TOTAL COMMON
                                            BENEFICIALLY OWNED           BENEFICIALLY OWNED     STOCK AND
  NAME OF BENEFICIAL OWNER                AS OF MARCH 7, 2002 (a)                (c)           EQUIVALENTS
  ------------------------                -----------------------                ---           -----------
  --------------------------------- ----------------- ------------------ -------------------- ---------------
                                    SHARES OWNED (b)  PERCENTAGE OF CLASS
  --------------------------------- ----------------- ------------------ -------------------- ---------------
  DIRECTORS
  --------------------------------- ----------------- ------------------ -------------------- ---------------
  Julius W. Becton, Jr.                      4,155             *                   9,749          13,904
  --------------------------------- ----------------- ------------------ -------------------- ---------------
  Nicholas D. Chabraja                   1,212,517             *                       0       1,212,517
  --------------------------------- ----------------- ------------------ -------------------- ---------------
  James S. Crown (d)                     7,926,247             3.9%                1,087       7,927,334
  --------------------------------- ----------------- ------------------ -------------------- ---------------
  Lester Crown (e)                       4,420,228             2.2%                    0       4,420,228
  --------------------------------- ----------------- ------------------ -------------------- ---------------
  Charles H. Goodman (f)                16,695,529             8.3%                5,080      16,700,609
  --------------------------------- ----------------- ------------------ -------------------- ---------------
  George A. Joulwan                          5,202             *                   2,605           7,807
  --------------------------------- ----------------- ------------------ -------------------- ---------------
  Paul G. Kaminski                          18,181             *                   1,921          20,102
  --------------------------------- ----------------- ------------------ -------------------- ---------------
  James R. Mellor                          224,239             *                       0         224,239
  --------------------------------- ----------------- ------------------ -------------------- ---------------
  Carl E. Mundy, Jr.                         4,641             *                   3,387           8,028
  --------------------------------- ----------------- ------------------ -------------------- ---------------
  Carlisle A. H. Trost                       5,914             *                   6,753          12,667
  --------------------------------- ----------------- ------------------ -------------------- ---------------

  NAMED EXECUTIVE OFFICERS
  --------------------------------- ----------------- ------------------ -------------------- ---------------
  W. William Boisture, Jr.                 102,599             *                       0         102,599
  --------------------------------- ----------------- ------------------ -------------------- ---------------
  Kenneth C. Dahlberg                       60,698             *                       0          60,698
  --------------------------------- ----------------- ------------------ -------------------- ---------------
  Michael J. Mancuso                       266,519             *                       0         266,519
  --------------------------------- ----------------- ------------------ -------------------- ---------------
  David A. Savner                          149,160             *                       0         149,160
  --------------------------------- ----------------- ------------------ -------------------- ---------------

  DIRECTORS AND EXECUTIVE
  -----------------------
  OFFICERS AS A GROUP
  ----------------------
  (40 individuals) (g)                      20,298,931            10.1%               30,601      20,329,532
  --------------------------------- ----------------- ------------------ -------------------- ---------------

*Less than one percent

(a) Includes shares as of December 31, 2001, in the Savings and Stock Investment Plan of the Company voted by the directors or other executive officers and also includes shares of Common Stock subject to resale restrictions, for which restrictions have not expired.
(b) Includes shares subject to options that are either currently exercisable or exercisable within 60 days of the Record Date as follows: (i) Mr. Chabraja
     - 711,000 shares; Mr. Boisture - 76,076 shares; Mr. Dahlberg - 23,000 shares; Mr. Mancuso - 165,700 shares; Mr. Savner - 116,950 shares; (ii) other directors of the Company - 22,320 shares; and (iii) other executive officers of the Company - 940,817 shares.
(c) Reflects phantom stock units held by the directors indicated, which phantom stock was received by the directors upon termination of benefits under the former retirement plan for directors which was terminated on December 1, 1999.
(d) Based solely on information provided on behalf of Mr. James S. Crown. Of the aggregate 16,695,529 shares of Common Stock held by the Crown and Goodman families, Mr. James S. Crown is deemed to be the beneficial owner of 7,926,247 shares. Mr. James S. Crown has shared investment and voting power with respect to such 7,926,247 shares. Of the 7,926,247 shares of Common Stock deemed to be beneficially owned by Mr. James S. Crown, he disclaims beneficial ownership as to 7,918,274 shares, except to the extent of his beneficial interest in the entities that own these shares.
(e) Based solely on information provided on behalf of Mr. Lester Crown. Of the aggregate 16,695,529 shares of Common Stock held by the Crown and Goodman families, Mr. Lester Crown is deemed to be the beneficial owner of 4,420,228 shares. Mr. Lester Crown has shared investment and voting power with respect to such 4,420,228 shares. Of the 4,420,228 shares of Common Stock deemed to be beneficially owned by Mr. Lester Crown, he disclaims beneficial ownership as to 3,964,656 shares except to the extent of his beneficial interest in the entities that own these shares. Mr. Lester Crown also has sole investment and voting power over 3,194 shares held in the Company savings plan (which are not included in the aggregate for the Crown and Goodman families).
(f) Based solely on information provided on behalf of Mr. Goodman. Of the aggregate 16,695,529 shares of Common Stock held by the Crown and Goodman families, Mr. Goodman is deemed to be the beneficial owner of all of the aggregate 16,695,529 shares. Mr. Goodman is president of a registered investment advisor which provides investment advisory services to the Crown and Goodman families and, as a result, has shared investment and voting power with respect to all of these shares. Of the 16,695,529 shares of Common Stock deemed to be beneficially owned by Mr. Goodman, he disclaims beneficial ownership as to 16,676,867 shares, except to the extent of his beneficial interest in the entities that own such shares.
(g) The shares shown as beneficially owned by Messrs. Lester Crown, James S. Crown and Goodman have been consolidated for purposes of this total in order to eliminate duplications.

                       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 7, 2002, with respect to the number of shares of Common Stock owned by each person known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock.

              ------------------------------------- ----------------- ---------------------
                                                                 COMMON STOCK
                                                              BENEFICIALLY OWNED
              NAME OF BENEFICIAL OWNER                       AS OF MARCH 7, 2002
                                                             -------------------
              ------------------------------------- ----------------- ---------------------
                                                    SHARES OWNED      PERCENTAGE OF CLASS
              ------------------------------------- ----------------- ---------------------
              Longview Management Group LLC (a)
                c/o Gerald Ratner, as Attorney and
                Agent, 222 North LaSalle Street
                Chicago, Illinois 60601             16,695,529                 8.3%
              ------------------------------------- ----------------- ---------------------
              The Northern Trust Company (b)
                50 S. LaSalle Street
                Chicago,  Illinois 60675            14,298,186                 7.1%
              ------------------------------------- ----------------- ---------------------


(a) Based solely on information provided on behalf of Messrs. Lester Crown, James S. Crown and Goodman. Longview Management Group, LLC ("Longview"), is an investment advisor which manages the Common Stock held by a number of persons, including Mr. Lester Crown, his son, Mr. James S. Crown and Mr. Goodman, members of their families, relatives, certain family partnerships, trusts associated with the Crown and Goodman families, and other entities (the "Crown Group"). Longview has shared voting and investment power with respect to 16,695,529 shares. Mr. Goodman is president of Longview. Geoffrey F. Grossman, as sole trustee of The Edward Trust, is the sole equity owner of Longview and, accordingly, is the beneficial owner of all shares beneficially owned by Longview. Mr. Grossman disclaims beneficial ownership of all such shares. Mr. Grossman's address is 30 N. LaSalle Street, Suite 2900, Chicago, Illinois 60602. The Crown Group disclaim that they are a group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity.
(b) The Northern Trust Company ("Northern Trust") is the trustee of the General Dynamics Corporation Savings and Stock Investment Plan and the General Dynamics Corporation Hourly Employees' Savings and Stock Investment Plan. Plan participants have the right to instruct Northern Trust on how to vote the shares of Common Stock allocated to their plan accounts. Northern Trust, as plan trustee, has the right to vote shares for which it does not receive voting instructions.

                              CERTAIN TRANSACTIONS

On November 17, 2000, the Company provided William O. Schmieder, who became an executive officer of the Company in March of 2001, with a loan of $200,000, bearing interest at 6.25% per annum. The loan was made to assist Mr. Schmieder in the purchase of his principal residence upon his relocation. The full amount of the loan was repaid on December 28, 2001.

                    AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE
                 THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK (PROPOSAL 2)

The Restated Certificate of Incorporation of the Company currently authorizes three hundred million (300,000,000) shares of Common Stock, par value $1.00 per share, and fifty million (50,000,000) shares of series preferred stock, par value $1.00 per share. The holders of Common Stock do not have any conversion, redemption or preemptive rights. As of March 7, 2002, there were ___________ shares of Common Stock issued and outstanding and no shares of series preferred stock issued and outstanding. Of the remaining __________ authorized but unissued shares of Common Stock, 8,089,022 shares are reserved for issuance upon the exercise of outstanding stock options under the Company's stock option plans. The Company, thus, has only a limited number of authorized but unissued shares available for issuance, from time to time, as may be necessary in connection with future financings, investment opportunities, acquisitions of other companies, the declaration of stock dividends, stock splits or other distributions, or for other corporate purposes.

On March 14, 2002, the Board of Directors approved and adopted resolutions to amend Article FOURTH of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 300,000,000 shares to 500,000,000 shares. This increase in the number of authorized shares requires that shareholders adopt the amendment to the Company's Certificate of Incorporation. The form of the proposed amendment is attached to this Proxy Statement as Appendix B, which is incorporated in its entirety into this Proxy Statement.

Except as described in this Proxy Statement, the Company has no present plans, undertakings or arrangements for issuing additional shares. The Board of Directors believes that it is advisable to have the ability to authorize additional shares to enable the Company, as the need may arise, to take prompt advantage of market conditions and favorable opportunities for the acquisition of other companies without the delay and expense of holding a special meeting of shareholders. If the Company were to issue a significant number of the newly authorized shares of Common Stock, it is possible that the ownership interest of the current shareholders of the Company could be diluted and, depending upon the circumstances of such issuance, it is possible that the earnings per share and book value per share of the currently outstanding shares of Common Stock could be diluted. The proposed amendment is not intended to have an anti-takeover effect. The issuance, however, of any of the shares may potentially have an anti-takeover effect by making it more difficult to obtain shareholder approval of actions, such as certain business combinations or removal of management.

Unissued shares of Common Stock and series preferred stock are available for issuance at the discretion of the Board of Directors for any proper corporate purpose, generally without further action of the shareholders, upon the affirmative vote of a majority of the members of the Board of Directors. The Board of Directors has no current plans or intention to issue shares if the proposed amendment is adopted by the shareholders. However, if the proposed amendment is adopted by the shareholders, the Board of Directors is not likely to solicit shareholder approval to issue the additional authorized shares except to the extent that approval may be required by law, regulation or any agreement governing the trading of the Company's stock.

To provide sufficient shares for the future needs, the Board of Directors believes that it is in the best interest of the Company for the shareholders to approve and adopt the amendment to Article FOURTH of the Certificate of Incorporation. The Board of Directors believes that the increase in the number of authorized shares is necessary to provide the Company with as much flexibility as possible to issue additional shares for proper corporate purposes, including financings, acquisitions, stock dividends, stock splits, employee incentive plans and other similar purposes.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                  SHAREHOLDER PROPOSAL - WEAPONIZATION OF SPACE
                                  (PROPOSAL 3)

The Company has been advised by representatives of the Loretto Literary & Benevolent Institution, Loretto Motherhouse, Nerinx, Kentucky 40049, owners of 200 shares of Common Stock, and representatives of the United States Province of Missionary Oblates of Mary Immaculate, 391 Michigan Avenue, NE, Washington, D.C. 20017, owners of 11,050 shares of Common Stock, that they intend to present at the Annual Meeting the following shareholder proposal. The Company is not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponents. The Company's reasons for opposing the proposal are also presented below.

PROPOSAL AND SUPPORTING STATEMENT

        WHEREAS:

        The United States military plans to develop technologies with potential to wage war from space;

        Vision for 2020 explicitly articulates such plans of the US Space Command which coordinates the use of Army, Naval and Air Force Space Forces;

        This Report, "serves as a vector for the evolution of military space strategy into the 21st century," when "space power will...evolve into a separate and equal medium of warfare." It also speaks of "dominating the space dimension of military operations to protect US interest and investment...integrating space forces into war fighting capabilities across the full spectrum of conflict."

        Former head of the US Space Command, General Joseph Ashy said, "We're going to fight from space and we're going to fight into space."

        The 2001 Rumsfeld "Space Commission" Report concludes that US military control of advanced communications and surveillance systems in space will be as vital in the information age as shipyards and factories were in manufacturing the arsenal of democracy. It also urges the President "to have the option to deploy weapons in space."

        For the past two years, General Dynamics has been ranked #4 in Electronics and Communication contracts with the Department of Defense, having jumped from #30 in 1998;

        Some military analysts believe that US companies are likely to invest $500 billion in space by 2010, hence, the military will be called upon to defend American interests in space;

        Senate Armed Forces Committee member, Charles Robb, believes that space weaponization is "a mistake of historic proportions" that would trigger an arms race in space;

        In 2000, 163 nations supported the UN Resolution, "Prevention of An Arms Race in Outer Space," which reaffirmed the 1967 Outer Space Treaty, specifically its provision reserving space "for peaceful purposes."

        THEREFORE BE IT RESOLVED:

        Shareholders request the Board of Directors to provide a comprehensive report describing our Company's involvement in space-based weaponization and an assessment of the potential financial, legal and public relations liabilities involved. The report would be made available to shareholders on request by October 2002 (withholding proprietary information and prepared at reasonable cost).

        SUPPORTING STATEMENT

        We believe that outer space is the common heritage of all and should be used for peaceful purposes and well-being of all peoples. We oppose the weaponization of space and are concerned that present space related projects in electronics and communications will soon lead to weaponization projects. We believe that shareholders deserve company transparency with regard to our Company's involvement in research, development and promotion of weapons for space. Thus the request for this report, which could describe the following aspects:

           - Current value of outstanding contracts to develop components of the Space Command's programs;
           - Amount of the Company's own money (versus government funding) spent on in-house research and development for the Space Command program, in comparison to non-military contracts in this segment of its business
           - The ethical and financial reasons for being involved in the Space Command program.

        We urge shareholder support for this resolution.


STATEMENT BY THE BOARD OF DIRECTORS AGAINST THE SHAREHOLDER PROPOSAL

For over 25 years the Company has provided satellite operations, engineering, ground systems, and teleport services to civil, commercial, and military customers around the world. The U.S. government relies on the technological and manufacturing capability of the private sector to produce the equipment it has determined to achieve a sound defense posture. The Company, with its technological capabilities and expertise, participates in the nation's defense activities, in part by providing satellite-related hardware, software and services to the U.S. military. Moreover, the space and defense work in which the Company engages provides jobs for employees and profits for the Company's shareholders, helps to keep both the Company and the United States in the forefront in peaceful efforts to develop opportunities in space and forms an important part of the Company's advances in technology and science.

The sponsors of this proposal are members of a group of organizations that have submitted to the Company's shareholders 16 proposals over the last 22 years, only one of which ever garnered more than ten percent of the vote. This year, the proponents request that the Board of Directors prepare a report on the Company's involvement with the U.S. Space Command, and express concern over what they refer to as "space-based weaponization." While the Company provides satellite-related hardware, software and services to the U.S. military, the Company is not directly involved with the U.S. Space Command. As was the case with the prior proposals, the Board of Directors believe that this proposal is political and ideological in nature, and it appears to the Board of Directors that the purpose of the proposal is to cause the Company to engage in second-guessing the U.S. government on the advisability of military projects. Regardless, the Board of Directors continues to believe that the vast majority of the issues raised by the proponents over the years are more appropriately directed to those public officials elected by the citizens of the United States to oversee national security rather than in a proxy statement or at an annual meting.

The Board of Directors believe that the report called for in the proposal would impose an unnecessary burden and expense on the Company with little or no resulting benefit to the shareholders. The Company's annual reports, quarterly earnings announcements, and other statements to the press contain information on the Company's space-related operations consistent with management's basic responsibility to discuss the business operations of the Company. We do not believe that the Company should be required to provide the special report requested by this resolution.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

                                OTHER INFORMATION

ADDITIONAL SHAREHOLDER MATTERS

The Company received a letter from an individual believed to own 100 shares of Common Stock that indicated that he will submit various proposals for a vote from the floor at the Annual Meeting requesting separate reports on: (a) the Company's reasons for seeking to exclude a shareholder proposal dealing with "poison pills"; (b) the costs incurred by the Company in seeking to exclude the proposal referenced in (a) above; (c) independent publications and reports that have been purchased by the Company related to enhancing corporate governance practices; (d) the Company's reasons for requiring all shareholder proposals to comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (e) the average yes-no vote that shareholder proposals dealing with "poison pills" received at major companies in 2001. The Company was not required to include these proposals in this Proxy Statement under the rules and regulations of the Securities and Exchange Commission. If any of the foregoing proposals is properly presented at the Annual Meeting, the Company intends to utilize its discretionary authority conferred by the Proxies submitted pursuant to this solicitation to vote against the proposals.

If any other matters properly come before the Annual Meeting, the Proxies grant the proxy holders discretionary authority to vote on such matters, except to the extent such discretion may be limited under Rule 14a-4(c) of the Exchange Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who are beneficial owners of more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange, Inc., and to furnish the Company with copies of these forms. To the Company's knowledge, based solely on its review of the copies of Forms 3, 4 and 5 submitted to the Company, the Company believes that all the officers and directors of the Company complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 2001. Currently, there are no persons who hold more than ten percent of the Common Stock of the Company.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING OF SHAREHOLDERS

The Company's 2001 annual meeting of shareholders was held on May 2, 2001, and the 2002 annual meeting of shareholders is scheduled to be held on May 1, 2002, which is within 30 days of the anniversary date of the 2001 annual meeting. Accordingly, assuming the Annual Meeting is held as scheduled, if you intend to present a proposal at the Company's 2003 annual meeting of shareholders, you must provide us with the proposal no later than December 1, 2002, in order for it to be considered for inclusion in the proxy materials for the 2003 annual meeting.

If you intend to present a proposal at the Company's 2003 annual meeting of shareholders that is not to be included in the proxy materials for the Company's 2003 annual meeting, including any proposal for the nomination of candidates for election as directors, you must comply with the requirements set forth in the Company's By-Laws which require that a shareholder submit a written notice. Any such notice must be received at the Company's principal executive offices not less than 90 days and no more than 120 days prior to the anniversary of the preceding year's annual meeting; provided, however, that, in the event that the annual meeting is more than 30 days before or more than 70 days after such anniversary date or prior to public disclosure of the date of the meeting, notice of the nomination must be received no more than 120 days and not less than 90 days prior to the annual meeting and not less than the later of 90 days prior to such annual meeting or 10 days after notice or public disclosure of the meeting date. It is currently expected that the 2003 annual meeting of shareholders will be held on May 7, 2003. Therefore, the deadline for timely submission of a director nominee or a proposal by a shareholder for consideration at the annual meeting is currently expected to be between the dates of January [7], 2003, and February [6], 2003, inclusive.

INCORPORATION BY REFERENCE; ANNUAL REPORT ON FORM 10-K

The Company incorporates by reference in this Proxy Statement the following from its Annual Report on Form 10-K for the year ended December 31, 2001: Part II,
Item 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations), Item 7A (Quantitative and Qualitative Information About Market
Risk), Item 8 (Financial Statements and Supplementary Data) and Item 9 (Changes in and Disagreements with Accountants on Accounting and Financial Disclosure).

The Annual Report, consisting of portions of the Company's Form 10-K, accompanies this Proxy Statement, but is not deemed a part of the proxy solicitation material. The Company will furnish, without charge to any shareholder, a copy of its Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission. A copy of this report may be obtained upon oral or written request to David A. Savner, Secretary, General Dynamics Corporation, 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523, (703) 876-3000. The Company's Form 10-K and other public filings are also available through the Securities and Exchange Commission's Internet web site (http://www.sec.gov).

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Only one Annual Report and Proxy Statement are being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report and/or the Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. If you wish to receive a separate copy of the Annual Report and/or the Proxy Statement, if you wish to receive a separate annual report and/or proxy statement in the future, or if multiple copies of the Annual Report and Proxy Statement are being delivered to your address and you wish to receive a single copy of the annual report and proxy statement in the future, please phone 703-876-3000 or write to David A. Savner, Secretary, General Dynamics Corporation, 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523.

Falls Church, Virginia, March ___, 2002

                                                                      APPENDIX A

                  AUDIT AND CORPORATE RESPONSIBILITY COMMITTEE

                                     CHARTER

1. Status and Membership. The Committee shall consist of at least three Directors including a Chairperson. The Committee and its Chairperson shall be appointed by the Board of Directors ("Board") and shall include only "independent" directors as defined by the New York Stock Exchange's listing standards. Each member of the Committee shall be financially literate and at least one member of the Committee must have accounting or related financial management expertise as the foregoing qualifications are interpreted by the Board in its business judgement.

2. General Responsibilities. The Committee shall, through regular or special meetings with management, the Director of Internal Audit, and the Corporation's independent outside auditors ("outside auditor"), provide oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance activities and other matters as the Board or the Committee Chairperson deems appropriate.

3.      Specific Areas of Responsibility:

         (a) The Committee shall recommend to the Board the appointment of the Corporation's outside auditor and shall review the activities and independence of the outside auditor. This includes communicating to the outside auditor that is ultimately accountable to the Board and the Committee. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor, and at its discretion, to propose the outside auditor for ratification by the shareholders at the Annual Meeting of Shareholders. The Committee shall: (i) ensure that the outside auditor provides annually to the Committee a formal written statement delineating all relationships between the outside auditor and the Corporation,
              (ii) actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor, and (iii) recommend that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the outside auditor's independence;

         (b) The Committee shall review and approve the budget and staffing for the internal audit department;

         (c) Prior to the filing of SEC Form 10-K, the Committee, in addition to its assessment of the outside auditor's independence, shall review and discuss the audited financial statements with Management, and discuss with the outside auditors the matters required to be discussed by relevant auditing standards, including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements. The Committee shall report to the Board whether, based on such reviews and discussions, it recommends to the Board that the most recent year's audited financial statements be included in the Corporation's SEC Form 10-K to be filed with the Securities and Exchange Commission;

         (d) The Committee shall review the Corporation's quarterly earnings with management and the outside auditor prior to the public release of such earnings. This discussion will include the nature and extent of quarterly review procedures as well as matters impacting the quality of the Corporation's financial reports;

         (e) The Committee shall prepare, annually, a report to shareholders, as required by the Securities and Exchange Commission, to be included in the Corporation's proxy statement;

         (f) The Committee shall meet privately (without members of management present) and separately with each of the Director of Internal Audit and the outside auditor, at least annually;

         (g) The Committee shall monitor management's implementations of the policies, practices and programs of the Corporation in the following areas:

              i. the General Dynamics Standards of Business Ethics and Conduct Program;
              ii.   equal employment;
              iii.  employee rights;
              iv.   employee safety and health standards;
              v.    product and plant safety;
              vi.   environmental matters; and
              vii.  community relations and affairs; and

         (h) The Committee shall be responsible for any additional duties that may be assigned to it from time to time by the Board of Directors.

                                                                      APPENDIX B

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                      RESTATED CERTIFICATE OF INCORPORATION

                         OF GENERAL DYNAMICS CORPORATION


General Dynamics Corporation, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY that:

               FIRST: That the Board of Directors of the Corporation, duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and proposing that said amendment be considered by the shareholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

                      RESOLVED, that the Board of Directors declares that it is
               advisable to amend Article FOURTH of the Restated Certificate of Incorporation of the Corporation as follows:

                      Amend Article FOURTH by replacing the first paragraph of
               Article FOURTH with the following:

                      1. Number of Shares Authorized. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Five Hundred and Fifty Million (550,000,000), of which Five Hundred Million (500,000,000) shares of the par value of $1.00 each are to be of a class designated as Common Stock and Fifty Million (50,000,000) shares of the par value of $1.00 each are to be of a class designated as Preferred Stock.

               SECOND: That the shareholders of the Corporation duly approved and adopted such amendment by a vote of the holders of a majority of the shares of outstanding stock of the Corporation entitled to vote thereon at a duly called meeting of shareholders duly held on ________, 2002, upon notice in accordance with Section 222 of the DGCL.

               THIRD: The amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by _________, its ______, there unto duly authorized, and attested by _____, its ______, this ____ day of ______, 200_.


                                            GENERAL DYNAMICS CORPORATION

                                            By:
                                                 ------------------------------
                                            Name:
                                            Title:


ATTEST:

---------------------------
Name:
Title:

    PLEASE MARK YOUR                                                   |  3515
 X  VOTES AS IN THIS                                                   |___
    EXAMPLE


        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES NAMED ON THE FACE OF THIS CARD AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

--------------------------------------------------------------------------------
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------
                  FOR   WITHHELD                         FOR   AGAINST   ABSTAIN
1. Election of                     2. Amendment of
   Directors                          Certificate
   (See reverse)                      of Incorporation


For all nominees listed on reverse,
except vote withheld for the
following nominee(s):


-----------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.
--------------------------------------------------------------------------------
                                     FOR   AGAINST   ABSTAIN
 3. The Shareholder
    Proposal with regard to
    Weaponization of Space.


--------------------------------------------------------------------------------

                         I WILL ATTEND THE MEETING AND
                         REQUEST AN ADMISSION CARD.

SIGNATURE(S) ___________________________________________________ DATE __________

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN.
      WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

                           /\ FOLD AND DETACH HERE /\



                                GENERAL DYNAMICS

Dear Shareholder,


General Dynamics Corporation encourages you to take advantage of new and convenient ways by which you can vote your shares for matters to be covered at the 2002 Annual Meeting of Shareholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.

You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card. To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appears in the box above must be used to access the system.

1. To vote over the Internet:
    - Log on to the Internet and go to the web site HTTP://WWW.EPROXYVOTE.COM/GD


2. To vote over the telephone:
     - On a touch-tone telephone, call toll-free 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week Toll 1-201-536-8073

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

You can also vote by mail. To vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.


                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

P
R                         GENERAL DYNAMICS CORPORATION
O
X             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 1, 2002
Y
 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION.

        The undersigned hereby appoints NICHOLAS D. CHABRAJA, MICHAEL J. MANCUSO and DAVID A. SAVNER, and each of them, as proxy or proxies, with the power of substitution, to vote all shares of Common Stock, par value $1.00 per share, of GENERAL DYNAMICS CORPORATION, a Delaware corporation, that the undersigned is entitled to vote at the 2002 Annual Meeting of Shareholders, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the meeting, all as more fully described in the Proxy Statement for said Annual Meeting.

Director Nominees: (01) N.D. Chabraja, (02) J.S. Crown, (03) L. Crown,
                   (04) C.H. Goodman, (05) G.A. Joulwan, (06) P.G. Kaminski,
                   (07) J.R. Mellor, (08) C.E. Mundy, Jr., (09) C.A.H. Trost


                                                                   -----------
                                                                   SEE REVERSE
                                                                      SIDE
                                                                   -----------


                           /\ FOLD AND DETACH HERE /\


                                GENERAL DYNAMICS

                              DIRECT DEPOSIT NOTICE

General Dynamics Corporation and EquiServe remind you of the opportunity to have your quarterly dividends electronically deposited into your checking or savings account. Direct Deposit's main benefit to you is knowing that your dividends are in your account on the payable date.

                        A TOLL-FREE TELEPHONE NUMBER FOR
                  SHAREHOLDERS OF GENERAL DYNAMICS CORPORATION

           Telephone inquiries regarding your stock should be made to EquiServe's automated Toll-Free Telephone Response Center at:

                                 1-800-519-3111